For immediate release

Nexen Announces Appointment of Matt Fox as Executive Vice President,
International Oil and Gas

Calgary, Alberta, April 6, 2010 – Nexen Inc. President and CEO, Marvin Romanow, today announced the appointment of Matt Fox as Executive Vice President, International Oil and Gas. Matt succeeds Laurence Murphy who retired in late 2009.

Matt joins Nexen after spending 27 years at ConocoPhillips and is a Civil Engineer and holds a Masters degree in Petroleum Engineering. Prior to joining Nexen, Matt was President and CEO of ConocoPhillips Canada. He had previously held progressively senior positions in ConocoPhillips divisions including the Canadian Oil Sands, the United Kingdom, the United States and the Middle East. Over that period of time he also served as Chief Reservoir Engineer, Conoco Upstream Technology.

“With his extensive expertise in reservoir engineering, Matt will make an immediate contribution to the advancement of Nexen’s world-class suite of exploration and development opportunities,” stated Mr. Romanow. “In addition, his experience managing large complex operations in various parts of the world will make him an important addition to Nexen’s leadership team.”

Nexen Inc. is an independent, Canadian-based global energy company, listed on the Toronto and New York stock exchanges under the symbol NXY. We are focused on three growth strategies: oil sands and unconventional gas in Western Canada and conventional exploration and development primarily in the North Sea, offshore West Africa and deep-water Gulf of Mexico. We add value for shareholders through successful full-cycle oil and gas exploration and development, and leadership in ethics, integrity, governance and environmental stewardship.

For further information, please contact:

Pierre Alvarez
VP, Corporate Relations
(403) 699-5202

Lavonne Zdunich, CA
Manager, Investor Relations
(403) 699-5821

801 – 7th Ave SW
Calgary, Alberta, Canada T2P 3P7
www.nexeninc.com

Forward-Looking Statements

Certain statements in this release constitute “forward-looking statements” (within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) or “forward-looking information” (within the meaning of applicable Canadian securities legislation). No assurance can be given that the results discussed herein will be attained, and certain important factors that may cause actual results to differ materially are contained in Nexen’s 2007 Annual Report on Form 10-K on file with the United States Securities and Exchange Commission.